Tema ETF Trust 40-APP

Exhibit 99(A)(2)

EXHIBIT A-2
TEMA ETFS LLC
AUTHORIZATION TO FILE EXEMPTIVE APPLICATION

The undersigned hereby certifies that he is the duly elected Chief Operating Officer of Tema ETFs LLC; that, with respect to the attached application for exemption from the provisions of the Investment Company Act of 1940, rules and forms thereunder and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application have been taken, and that as Chief Operating Officer of Tema ETFs LLC, he is authorized to execute and file the Application on behalf of Tema ETFs LLC.

TEMA ETFS LLC

By:	/s/ Matthew Keeling
Name:	Matthew Keeling
Title:	Chief Operating Officer
Date:	November 12, 2025